EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independence Holding Company:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-134424) and Forms S-8 (No. 33-23302, 333-117792, 333-118388, and 333-135070)  of Independence Holding Company of our report dated May 22, 2017, relating to the consolidated financial statements and the financial statement schedules of Independence Holding Company, and the effectiveness of internal control over financial reporting of Independence Holding Company, appearing in this Annual Report on Form 10-K of Independence Holding Company for the year ended December 31, 2016.

Our report dated May 19, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expressed an opinion that Independence Holding Company had not maintained effective internal control over financial reporting for income taxes as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ RSM US LLP

Jacksonville, Florida

May 22, 2017